Exhibit 99.1

News Release
Contact:	Richard Edwards Polaris Industries Inc. 763-513-3477

POLARIS ENTERS INTO AGREEMENT TO SELL A MAJORITY OF ITS
INTEREST IN KTM POWER SPORTS TO CROSS INDUSTRIES SUBSIDIARY

• • •	Polaris will retain 5 percent interest in KTM Sale transactions to be completed by June 15, 2007 Polaris and KTM to continue strategic relationship

MINNEAPOLIS — December 22, 2006 — Polaris Industries Inc. (NYSE/Arca: PII) announced today that the Company has entered into a share purchase agreement dated December 22, 2006 to sell approximately 1.38 million shares of KTM Power Sports AG (“KTM”) to a subsidiary of KTM’s largest shareholder, Cross Industries AG (“Cross”), for a purchase price of approximately 58.5 million Euros. The sale of the KTM shares will be completed in two stages with half of the shares to be sold on or before March 15, 2007 and the other half of the shares to be sold on or before June 15, 2007. Polaris will retain ownership of approximately 0.34 million shares, representing slightly less than 5 percent of outstanding KTM shares. In connection with this new agreement, Polaris and Cross also terminated the call option agreement entered into on July 19, 2005 effectively eliminating Cross’ option to purchase Polaris’ shares of KTM and Polaris’ option to purchase Cross’ shares of KTM.

“Our strategic partnership with KTM has been valuable for both parties since its inception and we expect this to remain true going forward. However, given KTM’s decision to remain independent, we agreed that it would be in the best interest of both companies to accelerate the share ownership decision before the fall of 2007 when the call options would have become exercisable. We respect KTM’s decision to remain independent and look forward to furthering our strategic relationship with them in the future,” commented Tom Tiller, Polaris’ CEO.

The Company anticipates that the aggregate proceeds generated from the sale of the KTM shares pursuant to the share purchase agreement will be approximately equal (on a per share basis) to the amount recorded as an asset on Polaris’ balance sheet, which reflects Polaris’ investment in KTM as of September 30, 2006. Since the transaction purchase price has been fixed at approximately the asset value, it is anticipated that the Company will no longer receive a net benefit from its percentage of KTM’s income in Polaris’ income statement. It is expected that this change will negatively impact Polaris’ previously issued earnings guidance for the fourth quarter and full year 2006 by approximately $0.02 per share and will impact the comparability of results for the full year 2007. Polaris’ ultimate gain or loss generated from the sale of the KTM shares will be contingent upon the U.S. dollar/Euro currency exchange rates at the eventual sale dates. At this point in time, the Company intends to utilize the proceeds generated from these sale transactions to either repurchase Polaris’ shares under its current share repurchase authorization, or to reduce the outstanding balance of the Company’s revolving loan facility.

About Polaris

Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.

With annual 2005 sales of $1.9 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER™ for recreational and utility use.

Polaris is a recognized leader in the snowmobile industry and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com.

Polaris Industries Inc. trades on the New York Stock Exchange and the NYSE Arca under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding the timing and consequences of the ongoing relationship between KTM and Polaris and the transaction involve certain risks and uncertainties outside of the control of Polaris that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.